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BIOVERIS CORPORATION

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16020 Industrial Drive, Gaithersburg, Maryland 20877 USA	Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

George Migausky	Jonathan Fassberg (investors)	Andrew Cole/Lesley Bogdanow (media)
BioVeris Corporation	The Trout Group	Sard Verbinnen & Co
(301) 869-9800, ext. 2013	(212) 477-9007, ext. 16	(415) 618-8750/(212) 687-8080

ISS RECOMMENDS THAT BIOVERIS SHAREHOLDERS VOTE FOR MERGER

Gaithersburg, MD., June 14, 2007 – BioVeris Corporation (NASDAQ: Biov), today released the following comment on the recommendation by Institutional Shareholder Services Inc. (ISS) that shareholders of BioVeris should vote FOR BioVeris' pending merger with a subsidiary of Roche Holding Ltd at BioVeris' special meeting to be held on June 25, 2007. ISS is widely recognized as the nation's leading independent proxy voting and corporate governance advisory firm. Its analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States. Earlier this week, Glass Lewis & Co., another independent proxy advisory firm, also recommended that BioVeris shareholders vote FOR the merger.

Samuel Wohlstadter, Chairman of the Board and CEO of BioVeris, stated "We are very pleased that ISS and Glass Lewis, two highly respected and truly independent advisory firms, support BioVeris' merger transaction and recognize the benefits of this transaction to BioVeris' shareholders."

As previously announced, BioVeris will be holding a special meeting of shareholders to vote on the Agreement and Plan of Merger pursuant to which BioVeris will be acquired by Roche for cash consideration of $21.50 per share, or a total of approximately $600 million.

About BioVeris Corporation

BioVeris Corporation is a global health care and biosecurity company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. Further information about BioVeris is available at http://www.bioveris.com.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world's leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the global leader in biotechnology, Roche contributes on a broad range of fronts to improving people's health and quality of life by supplying innovative products and services for the early detection, prevention, diagnosis and treatment of diseases. Roche is the world leader in in-vitro diagnostics, the leading supplier of drugs for cancer and transplantation and a market leader in virology. It is also engaged in other important therapeutic areas including autoimmune, inflammatory and metabolic disease and diseases of the central nervous system. In 2006 sales by the Pharmaceuticals Division totaled 33.3 billion Swiss francs, and the Diagnostics Division posted sales of 8.7 billion Swiss francs. Roche employs roughly 75,000 people worldwide and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai. Additional information about the Roche Group is available on the Internet at www.roche.com.